3.2

                                                             For Office Use Only

                           Mail to: Secretary of State
                              Corporations Section
                            1560 Broadway, Suite 200
                                Denver, CO 80202
                                 (303) 894-2251
                               Fax (303) 894-2242


Please include a typed
self-addressed envelope

MUST BE TYPED
FILING FEE:  $60.00
MUST SUBMIT TWO COPIES


                       RESTATED ARTICLES OF INCORPORATION
                               WITHOUT AMENDMENTS

Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following restated Articles of Incorporation. These articles only restate and integrate and do not further amend the provisions of the corporation's Articles of Incorporation as theretofore amended or supplemented. There is no discrepancy between articles. These restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments and supplements there to.

FIRST: The name of the Corporation is Americana Publishing, Inc.


SECOND: The following restated Articles of Incorporation were adopted on April 16th, 1997, in the manner marked with an "X" below:


          The restated Articles of Incorporation were adopted by the Board of Directors
-------
          The restated Articles of Incorporation were adopted by the shareholders. The number of shares voted for the restated Articles of
   X      Incorporation was sufficient for approval.
-------

          The   restated   Articles  of   Incorporation   were  adopted  by  the
-------   Incorporators where no shares have been issued or directors elected.

            ATTACH A COPY OF YOUR RESTATED ARTICLES OF INCORPORATION
                               WITHOUT AMENDMENTS


     The Restated Articles of Incorporation are incorporated herein as Exhibit A, which is attached hereto.

                                                      Americana Publishing, Inc.


                                                      By

                                                      Its

                            ARTICLES OF INCORPORATION
                                       OF
                           AMERICANA PUBLISHING, INC.
                           --------------------------

TO THE SECRETARY OF STATE
STATE OF COLORADO

     The undersigned Incorporators, whose names and addresses are shown below, being legally competent to enter into contracts, the for the purpose of forming a corporation under the "Colorado Business Corporation Act" of the State of Colorado, do hereby adopt the following Certificate of Incorporation:

     1. Name and Principal Place of Business. The name of the Corporation is AMERICANA PUBLISHING, INC. The principal place of business is 555 E. 10TH Ave., Suite 101, Denver, CO 80203.

     2. Registered Office and Agent. The address of the Corporation's registered office in the State of Colorado is 555 E. 10TH Ave., Suite 101, Denver, CO 80203.

     The name of the registered agent at such address is George Lovato, Jr.

     3. Purpose and Duration. The purpose of the Corporation is: (1) publishing; and (2) any other lawful purposes. The duration of the Corporation is perpetual.

     4. Capital Stock. The aggregate number of shares of capital stock which the Corporation shall have authority to allot is one hundred million (100,000,000) shares of One Dollar ($.001) par value common stock and twenty million
(20,000,000) of preferred which shall be no par value stock. The Board of Directors may, from time to time, fix a consideration for which said shares may be issued and sold, which consideration shall not be less than .001 cents per share.

     5. Directors. The powers of the Incorporators are to terminate upon the filing of the Certificate of Incorporation, after which such powers shall be exercised by the Directors who shall serve in such capacity until the first annual meeting of Shareholders, or until their successors are elected and qualify. The names and mailing addresses of the persons who are to serve as Directors until the first annual meeting of Shareholders are as follows:

         Directors            Mailing Address
         ---------            ---------------
         George Lovato, Jr.   555 E. 10TH Ave., Suite 101, Denver, CO  80203.
         Jay Simon            5528 E. Cheryl Drive, Paradise Valley, AZ  85253.
         Don White            8203 Willow Place South, #605, Houston, TX  77070.

     The number of Directors of the Corporation shall be specified in the Bylaws, and such number may from time to time be increased or decreased under the Bylaws of any amendment or change thereto.

     6. Bylaws. The Directors of the Corporation shall have the power to adopt, alter or replace Bylaws for governing the Corporation, the conduct of its affairs, the management of its property, the transfer of shares and the rights or posers of the Shareholders, Directors, Officers and employees of the Corporation. Such power shall be exercised by two-thirds (2/3) majority vote of the Directors at any regular or special meeting duly convened after proper notice to such Directors has been given. Provided, however, nothing herein shall divest the Shareholders of the power, nor limit their poser to adopt, amend or repeal such Bylaws.

     7. Indemnification. The Corporation shall indemnify any and all persons who may serve or who have served any time as directors or officers and their respective heirs, administrators, successors and assigns, against any and all expenses, including any amounts paid upon judgements, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement or any claim, action, suit or proceedings in whic they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers or a director or an officer of the Corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in any action, suit or proceedings to be liable for his fraud, gross negligence or gross misconduct involving the Corporation in the performance of his duties. This paragraph shall be in addition to and shall in no way limit the power of the Corporation to indemnify any person by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officers, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(a) The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, (other than an action by or in the right of the corporation) by reason of the fact that he was a director, officer, employee, fiduciary or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgements, fines, and amounts paid in settlement actually and reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suite, or proceeding by judgement, order, settlement, or conviction or upon a pleas of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

(b) The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgement in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

(c) To the extent that a director, officer, employee, fiduciary or agent of a corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in (a) or (b) of this Article VII or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under (a) or (b) of this Article VII (unless ordered by a court) and as distinguished from (c) of this Article shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in (a) or (b) above. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs.

(e) Expenses (including attorney's fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized in Section (d) of this Article, upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article.

(f) The board of directors may exercise the corporation's power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this Article

(g) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under these Articles of Incorporation, the Bylaws, agreements, vote of the shareholders or disinterested directors, or otherwise both as to action in his official capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such a person.

8. Incorporators. The name and mailing address of the Incorporators are as follows:

             Name                                  Mailing Address
             ----                                  ---------------
      George Lovato, Jr.         555 E. 10 TH Ave., Suite 101, Denver, CO  80203
      Gordon H. Rowe, III        40 N. Washington St., Monte Vista, CO  81144

     The undersigned Incorporators do make, file and record this Certificate of Incorporation, and do certify that the facts herein stated are true.

                                             INCORPORATOR:



                                             George Lovato, Jr./Registered Agent